SENIOR SECURED PROMISSORY NOTE

$625,000

Orange County, California
November 18, 2008

FOR VALUE RECEIVED, the undersigned, Location Based Technologies, Inc., a Nevada corporation (referred to herein as the "Borrower" or "Company"), hereby unconditionally promises to pay to the order of Gemini Master Fund, Ltd., its endorsees, successors and assigns (the "Holder" or "Lender"), in lawful money of the United States, at c/o Gemini Strategies, LLC, 135 Liverpool Drive, Suite C, Cardiff, CA 92007, or such other address as the Lender may from time to time designate, the principal sum of Six-Hundred Twenty-Five Thousand Dollars ($625,000).

1. Terms of Repayment. Principal of and interest on this Note shall be due three months from date of issuance or, if earlier, upon a minimum of one million five hundred thousand dollars ($1,500,000) net being received by the Borrower in any debt, equity or other financing.

a. Upon the execution and delivery of this Note, the Holder shall disburse to the Borrower the sum of $625,000, which is the principal amount. All remaining amounts outstanding under this Note shall mature and become due and payable in full on February 18, 2009 (the "Maturity Date"), subject to any prior payment required by this Note.

b. The Lender shall receive 50,000 shares of the Company's common restricted stock, which shares shall be duly and validly issued, fully paid and non-assessable and freely tradable following the applicable Rule 144 holding period. The Holder shall receive the stock certificate within seven (7) business days of the date hereof.

2. Interest Rate. This Note shall accrue interest on the principal for a period of three (3) months from the date of this Note at a rate of twelve percent (12%) per annum (the "Interest Rate"). Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. All payments hereunder are to be applied first to the payment of accrued interest, and the remaining balance to the payment of principal.

3. Collateral. So long as any principal or interest is due hereunder and shall remain unpaid, the Company will, unless the Lender shall otherwise consent in writing, comply with the following:

a. Within three days of executing this agreement, the Borrower shall deliver share certificate CS1-349, 5,600,000 shares of common stock, par value $.001, of LBAS. The Lender shall return the certificate within three (3) days of receiving payment in full.

4. Events of Default. If any of the events of default specified in this Section shall occur, Holder may, so long as such condition declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

a. Default in the payment of the principal or unpaid accrued interest of this Note when due and payable; or

b. Filing of bankruptcy proceedings involving the Company.

5. Successors and Assigns: Assignment. Except as otherwise expressly provided herein, the

provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Note, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided herein. The Company may not assign this Note or any of the rights or obligations referenced herein without the prior written consent of Holder.

6. Prepayment. This Note may be prepaid in whole or in part, at any time, without the prior written consent of the Lender.

7. Governing Law. This agreement is entered into in Orange County, California, and shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be performed in California. Further, the parties agree that venue shall rest solely and exclusively in Orange County, California, and any challenge or objection thereto is hereby waived.

8. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, and if addressed to the Company then at its principal place of business, or if addressed to the Holder, then the last known address on file with the Company.

If to the Company: Location Based Technologies, Inc.
4999 E. La Palma Avenue
Anaheim, CA 92807
Facsimile Number: (714) 200-0287
E-mail: joseph@pocketfinder.com

If to Lender: Gemini Master Fund, Ltd.
135 Liverpool Drive, Suite C
Cardiff, CA 92007
Attn: Steven Winters
E-Mail: steve@geministrategies.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties

9. Pledge. This Note is secured by and is entitled to the benefits of that certain Pledge Agreement dated as of the date hereof entered into by the Chief Operating Officer of the Company in favor the Holder pursuant to which such Chief Operating Officer granted a security interest in shares of the Company's common stock represented by share certificate CS1-349 for 5,600,000 shares.

10. Heading; References. The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

11. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto in respect of the terms of this Note by the Holder and by the Company, superseding all negotiations, prior discussions, prior written, implied and oral agreements, preliminary agreements and understandings with Company or any of its officers, employees or agents.

IN WITNESS WHEREOF, the Borrower has executed this Senior Secured Promissory Note as of the date first set forth above.

LOCATION BASED TECHNOLGIES, INC.

By: ______________________
David M. Morse
CEO & Co-President

Lender

By: ______________________
Steven Winters
President/Gemini Strategies, LLC